Exhibit 99.2

Consent

The undersigned director of Great Pee Dee Bancorp, Inc. hereby consents to being named in the Registration Statement filed by First Bancorp on Form S-4 as having been selected for appointment to First Bancorp’s Board of Directors following completion of the merger of Great Pee Dee Bancorp, Inc. into First Bancorp.

/s/  James C. Crawford, III
James C. Crawford, III

Date: October 10, 2007